Independent Auditors' Consent



To the Shareholders and Board of Directors of High Income Opportunity Fund Inc.:

We consent to the use of our reports dated November 16, 1998 for High Income Opportunity Fund Inc. herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Other Information" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
December 16, 1998